Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA October 21, 2008 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $3,985,359 or earnings per share of $1.72 for the nine months ended September 30, 2008.  Earnings decreased 28% over the same period in 2007 primarily as a result of increasing the Provision for Loan Losses by $625,000 and a $1,537,000 reduction in security gains taken over last year. Given the uncertainty in the economy and lower real estate values, it was felt the extra provision was a prudent measure to absorb any increased risk in the loan portfolio. Earnings per share decreased 26% or $.62 per share over the first nine months of 2007. Return on average tangible equity and average tangible assets were 8.91% and 0.99%, respectively, for the nine months ending September 30, 2008.

As of September 30, 2008, total assets stood at $549,913,000, a decrease of 3.7% from September 30, 2007.  Total loans increased $12,625,000 or 3.2% to $407,357,000; while deposits as of September 30, 2008 totaled $417,707,000, a decrease of 6.4%. The majority of the reduction in deposits was high rate certificates of deposits rolling-off from non-core deposit customers.

Net income for the quarter ending September 30, 2008, was $903,476 or $.39 per share.

The Bank’s Net Interest Margin, the primary driver of our earnings increased from 4.02% to 4.32% during the first nine months of 2008.  The above figures are based on unaudited financial statements.

The First National Bank of Greencastle operates 16 locations and 21 ATMs in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.